EXHIBIT 10.103


March 10, 1998

John Daniels
Belmor Autotron Corporation
6460 W. Cortland Avenue
Chicago  IL  60707

RE:  POSITION WITH BELMOR AUTOTRON CORPORATION

Dear John:

         As per our recent discussion, Belmor Autotron Corporation ("Belmor") is offering you the position of President of Belmor Autotron Corporation, a subsidiary of Deflecta-Shield Corporation. This correspondence sets out the terms of our offer to you, except for the terms of any employee handbook for Belmor, Lund International Holdings, Inc. ("LIH") Insider Trading Policy, and Insider Trading Compliance Program, which reflect the current policies and procedures of Belmor and/or LIH, are subject to change, and apply to you. A copy of the appropriate employee handbook, Insider Trading Policy, and Insider Trading Compliance Program are provided to you under separate cover.

         If the terms offered in this letter are acceptable to you, please sign the letter at the bottom. We hope that you will accept our offer and look forward to making you part of our management team.

POSITION: President of Belmor Autotron Corporation, a subsidiary of Deflecta-Shield Corporation. Under the current organizational structure you will perform duties as directed by, and report to, the Chief Operating Officer of LIH. Belmor reserves the right to modify your job responsibilities at its discretion.

EFFECTIVE EMPLOYMENT START DATE: March 1, 1998

BASE SALARY: $132,000 on an annual basis

BONUS: You will be eligible for any bonus plan offered by LIH and will be in the thirty-five percent (35%) bonus bracket for the current Short Term Incentive Plan for 1998. Lund International Holdings, Inc. reserves the right to change the bonus plan at the end of any plan year as applied to the following or next plan year. Also, each bonus plan will be evaluated for any particular year, and it is understood that future bonus plans have not been adopted and have yet to be determined or approved.

BENEFITS: You are entitled to all current benefits offered to other senior management members who are in an equivalent position with Belmor. In addition, you will receive the special medical coverage, "Exec-u-care", provided to you as a member of the Senior Management Team.

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STOCK OPTION PLAN: After you are hired, you will be eligible, effective as of
March 1, 1998, or your first day of actual employment, to receive a total Thirty Thousand (30,000) stock options of Lund International Holdings, Inc., with Six Thousand (6,000) vesting on the anniversary date of your first full year of employment, and Six Thousand (6,000) vesting on your successive anniversary dates of employment with Belmor thereafter, until all options have vested. You must be employed on each anniversary date with no break in service for the stock options to vest. The vesting schedule would be accelerated in the event of a "Change of Control", as defined and set forth in the stock option plan. The stock options are subject to, and will be issued according to, our stock option plan and may require board and/or stockholder approval.

VACATIONS: You will be eligible for a four (4) week paid vacation, accruing according to the Company's current vacation benefits.

AUTOMOBILE: During your term of employment with the Company, you will be provided with a late model light truck or sport utility vehicle for your use, subject to the reasonable approval of the President of LIH.

         In the position of President of Belmor Autotron Corporation, you will be provided with confidential, trade secret, and/or proprietary information of Lund International Holdings, Inc., and its subsidiaries, Deflecta-Shield Corporation and its subsidiaries, whether actually merged or not, which includes Lund Industries, Incorporated and/or any company acquired by Lund International Holdings, Inc. or its subsidiaries, or any restructured entities, (collectively referred to in this letter as the "Company"). This includes, but is not limited to, the following confidential, trade secret and/or proprietary information:

         1. Sales activities, sales records, sales histories and/or how sales have developed or changed in a particular geographical area or market or for a particular product; customer lists and/or vendor lists; and

         2. The quantity of products purchased from the Company by its customers and the prices paid, the Company's purchasing activities, advertising and promotional activities, past and present, potential sales and/or markets, market strategies; and

         3. Products' specifications, materials, costs; development of new products; inventions, modifications of current products, and information pertaining to all aspects of the Company's research and development; and

         4. The quantity of various products purchased from the Company and/or the product mix as they relate to overall sales of all products and/or a particular product; and

         5. The reasons for the use by the Company of certain methods of attachment of its products to the vehicles; manufacturing processes and/or costs and/or time and/or labor studies; the products' designs, dimensions, and tolerances; and

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         6.       The quantity of materials purchased from suppliers and/or the reason for the use of certain materials; and

         7.       Shipping methods, pricing, profit margins per products; and

         8. The financial information which is not made public in the Company's press releases, quarterly reports, Securities and Exchange Filings and/or the Company's annual reports; and

         9. Information concerning the Company's management, financial conditions, financial operations, purchasing activities, marketing plans, strategic plans, information systems, communication systems, planning activities, operational activities and plans, investor relations activities, interdepartmental communication or operational communication activities and business plans; and

         10. All other types and categories of information which are generally understood by persons involved in the automotive industry and any manufacturing operations to be trade secrets, and/or confidential information and/or proprietary information.

         You agree that you will not disclose or use at any time, only as limited by law, in any manner any confidential trade secret and/or proprietary information as defined in this letter, or elsewhere, or subsequently revealed to you to be confidential, a trade secret or proprietary information.

         You agree in the event your employment with Belmor is terminated, whether voluntarily or otherwise, and/or your are separated from your employment with Belmor, that you, for a period of six (6) months from the date of separation of your employment, shall not engage or participate in (whether as an employee, shareholder, owner, officer, director, partner, consultant, advisor, principal, agent, or in any other capacity) any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You further agree that you will not, for a period of six (6) months from the date of your separation of employment with Belmor, whether voluntarily or otherwise, engage in or participate in, in any capacity, the solicitation of or the attempt to solicit any potential or actual product designer, supplier, customer, and/or distributor, and/or manufacturer of the Company's that you have had contact with for the two (2) years preceding your separation from employment. This restriction encompasses any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

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         You also agree that for a period of six (6) months from your separation from employment with Belmor, whether voluntarily or otherwise, that you will not hire or offer to hire any of the Company's directors, officers, employees, and/or agents, or attempt to and/or entice them to discontinue their relationship with the Company, and/or attempt to divert and/or divert any potential or actual product designer, customer, distributor, manufacturer, and/or supplier of the Company's that you have had contact with for the two (2) years preceding your separation from employment.

         Your obligations under this covenant not to compete shall apply to any geographical area in which the Company has engaged in business before and during your employment through production, operations, promotional, sales, distribution, or marketing activities, or has otherwise established its good will, business reputation, or any potential or actual product designer, or customer, or supplier, or distributor or manufacturing relations during the two
(2) years preceding your separation from employment.

         These confidentiality and non-compete terms of this agreement extend beyond the termination and/or separation of your employment and shall continue in full force and effect after the termination and/or separation of your employment or this agreement. You agree to always keep confidential and to not use any trade secret and/or proprietary information, as limited by applicable law.

         You agree that at the time of your termination and/or separation of employment with Belmor, that you will promptly deliver to the Company all confidential, trade secret, or proprietary information and all Company property, equipment and materials.

         This agreement refers to Lund International Holdings, Inc. and its subsidiaries, Deflecta-Shield Corporation and its subsidiaries, and any restructured entities, because you will be privy to all operations of Lund International Holdings, Inc. and its subsidiaries', and any restructured entities' confidential information, operations and trade secret or proprietary information.

         If you accept Belmor's offer of employment, you understand that it is not for a particular time period, and that either you or Belmor. may terminate the employment relationship at any time for any reason or no reason. This agreement is not to be interpreted as an agreement for continued employment, because either party may terminate it at any time. In the event you are terminated without cause, you shall be paid, exclusive of any bonuses or other remuneration, six (6) months of your base salary effective on the date of termination, if you sign a full and complete release of all claims against the Company. However, you will not be entitled in any way to six (6) months of your base salary, if you voluntarily terminate your employment with Belmor, or you are terminated for cause, or you decline to execute the full and final release. Belmor will pay to you any and all vacation benefits you have earned under Belmor's then current vacation policy.


         It is Belmor's understanding that your are not subject to any agreements or restrictions arising out of any prior employment or consulting relationship, and that by

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accepting this offer of employment, you will not be breaching or violating any other obligations. If any breach of a prior obligations occurs, Belmor reserves the right to withdraw this offer of employment.

         In the event there is a "Change in Control" as defined in this letter, a lump sum severance payment equal to one (1) year's base pay will be paid to you in the event of a "Change of Control" of LIH and your subsequent termination of employment within six (6) months of such "Change of Control". This termination of employment may be effected at either the discretion of LIH or at your discretion. The lump sum severance payment will be made within thirty (30) days of the termination date.

         A "Change of Control" of Lund International Holdings, Inc., shall be deemed to have occurred if (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities representing in excess of fifty percent (50%) of the voting securities of Lund International Holdings, Inc., except for (x) persons who, on March 1, 1998 together with their respective affiliates or associates as such terms are defined under Section 203 of the Delaware General Corporation Law own securities representing in excess of forty percent (40%) of the voting securities of Lund International Holdings, Inc.; or
(y) any affiliates or associates identified in (x) to which any person identified in (x) transfers all or any portion of such voting securities (the persons in (x) and (y) being referred to herein as a "40% Holder"); (ii) Lund International Holdings, Inc. sells or otherwise disposes of all or substantially all of its assets in a single transaction or series or related transactions;
(iii) persons who, at the beginning of any twelve (12) consecutive month period, constitute the Board of Directors of Lund International Holdings, Inc., at the end of such period cease to constitute a majority of the Board of Directors of Lund International Holdings, Inc., unless (a) prior to September 9, 2000, the nomination or appointment of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period or (b) on or after September 9, 2000, the nomination or appointment of each new Director was approved or is ratified by a then 40% Holder or by any Director authorized by such 40% Holder to exercise such approval (either pursuant to that certain Amended and Restated Governance Agreement, dated as of November 25, 1997, among Lund International Holdings, Ind., LIH Holdings, LLC and LIH Holdings II, LLC, or otherwise); (iv) Lund International Holdings, Inc. merges or combines with or into any person or entity and the stockholders or Lund International Holdings, Inc. immediately prior to the consummation of the merger own less than fifty percent (50%) of the outstanding voting securities of the surviving entity upon consummation of the merger.

         This agreement may be severed, if any portion is determined to be unenforceable or void, with the other terms remaining in full force and effect. Also, this agreement will be interpreted under the laws of the State of Minnesota and the United States of America, and is binding on the parties, their heirs, successors, personal representative and assigns.

         This agreement supersedes, revokes, or voids all other offers, or agreements, oral or written made by Lund International Holdings, Inc., or any of its subsidiaries, regarding any position with Lund International Holdings, Inc., or any position with any of its subsidiaries. This agreement also supersedes, revokes, or voids all other offers, or agreements, oral or written you may have or have had with Deflecta-Shield Corporation,

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or any of its subsidiaries, which you agree shall be null, void, and superseded by this employment letter agreement with Belmor when you sign at the bottom of this letter. This letter does not affect the terms of your stock option plan accelerating the vesting of your stock options with Deflecta-Shield Corporation as a result of the November 25, 1997, Merger Agreement between Lund International Holdings, Inc. and Deflecta-Shield Corporation.

         Please accept our offer for the position of President of Belmor Autotron Corporation by executing this agreement at the bottom. Thank you for your time and interest in employment with Belmor Autotron Corporation. Please feel free to call me at your convenience if you have any questions. I look forward to your response in the very near future.

Sincerely,


/s/  William J. McMahon


William J. McMahon
President of Deflecta-Shield Corporation



Accepted by:       /s/ John D. Daniels
                   ---------------------------------
                   John D. Daniels

Dated:             3/11/98
                   ---------------------------------

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